Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$114,276,712 (1)	0.0001102	$12,593.29 (2)

Fees Previously Paid

Total Transaction Valuation	$114,276,712 (1)

Total Fees Due for Filing			$12,593.29 (2)

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$12,593.29

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2023, of $23.82. This amount is based upon the offer to purchase up to 4,797,511 common shares of beneficial interest, par value $0.01 per share, of Apollo Debt Solutions BDC.

(2)

Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.